Exhibit 23.7

Consent of Independent Accountants

SFX Entertainment, Inc.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 30, 2012, relating to the financial statements of Disco Productions, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

November 8, 2013